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                                                                      NT-10-K

                        U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON D.C. 20549

                                    FORM 12b-25

                             NOTIFICATION OF LATE FILING

                                     (CHECK ONE):

          /x/ Form 10-K or Form 10-KSB / / Form 20-F / / Form 11-K / / Form 10-Q or Form 10-QSB / / Form N-SAR

For Period Ended: December 31, 1993

/ / Transition Report on Form 10-K or Form 10-KSB
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q or Form 10-QSB
/ / Transition Report on Form N-SAR
For the Transition Period Ended ____________________________________________

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Item 6, Selected Financial Data; Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; Item 8, Financial Statements and Supplementary Data; Item 14(a)(2), Financial Statement Schedules

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PART 1-REGISTRANT INFORMATION

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Full Name of Registrant:  Mirage Resorts, Incorporated
Former Name if Applicable

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Address of Principal Executive Office (STREET AND NUMBER)

3400 Las Vegas Boulevard South

Las Vegas, Nevada 89109

   City, State and Zip Code

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PART II-RULES 12B-25(B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

/x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K or Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


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[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

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PART III-NARRATIVE
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State below in reasonable detail the reasons why Form 10-K or Form 10-KSB,
20-F, 11-K, 10-Q or Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's independent accountants, Coopers & Lybrand, have advised the Registrant that they are unable to issue their report on the Registrant's 1993 consolidated financial statements pending their receipt of additional information from the Registrant supporting the Registrant's amortization period for certain intangible assets. Coopers & Lybrand did not request such information from the Registrant until late March 1994, and the Registrant is unable to furnish such information to Coopers & Lybrand by March 31, 1994, the date the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 is due to be filed, without unreasonable effort and expense.


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PART IV-OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

          Daniel R. Lee                 (702) 791-7111
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          (Name)                        (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [x] Yes  [] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Mirage Resorts, Incorporated has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  March 31, 1994               By Daniel R. Lee
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                                      Daniel R. Lee
                                      Chief Financial Officer and Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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